March 29 Physician Conference Call Script

Good morning everyone. Thank you for taking time out of your busy day to join us for this conference call. My colleagues and I are very pleased to have the opportunity to speak with you. Joining me today are Hank Kucheman, Executive Vice President and Group President for our new Cardiology, Rhythm and Vascular business, and Dr. Ken Stein, Chief Medical Officer for CRM. Among the three of us, it is our goal to provide you a summary of our recent high voltage product removal, to reiterate our commitment to you and your patients, and to explain why we believe we are well-positioned to continue to be your partner of choice going forward.

Let’s get started.

As all of you are aware, Boston Scientific initiated a voluntary removal of our ICD and CRT-D devices on March 15. During an internal documentation review, our teams discovered that two validated manufacturing changes had not been submitted to the FDA for approval. Allow me to provide a little more color on the changes:

In the first case we were using the same cleaning process for our defibrillator and pacemaker manufacturing lines, but with different cycle times.  When we decided to standardize to the same cycle time for both, we failed to file the defibrillator process change for approval with the FDA.  In the second case we filed for approval of a secondary supply vendor, but we did not submit qualification data for a subcomponent provided by the vendor.

In both cases, the manufacturing changes were fully validated and met the stringent requirements of our own internal quality system. We simply failed to file the required documentation with the FDA. We have now submitted to the FDA the required documentation to secure approval of these manufacturing changes.

There are no indications that these manufacturing changes pose any risk to patient safety, and we are not recommending device explants or any changes to normal follow-up procedure for patients implanted with our ICDs or CRT-Ds.

Boston Scientific has voluntarily stopped distribution and removed ICDs and CRT-Ds from hospital shelves until the FDA approves these manufacturing changes. I should also clarify that this is a US action only; international geographies are not affected by this action and may continue to implant ICDs and CRT-Ds. In addition, our brady product lines, our TY leads, and our LV leads and lead delivery systems remain unaffected, both US and OUS.

As we executed the removal process, the FDA began to receive questions regarding the actions we were taking. As a result, on March 18, the FDA issued a press release describing the situation. Let me share with you two key takeaways on their commentary:

•	The agency confirmed that they are not aware of new safety concerns and, therefore, does not recommend that any of these device models be explanted.

•	Boston Scientific has described this action as an inventory removal. FDA does not use the term “removal,” and is describing it as a “recall.”

The significant media attention surrounding our action has generated questions among physicians and patients. On March 22, Boston Scientific mailed a letter to ICD and CRT-D implanters and device followers to provide greater clarity on what actions we have taken and why we have taken them. We trust that your receipt of this letter has enabled a better understanding of the circumstances. With regard to patient communication, we believe that the best outcomes are achieved when patients discuss this information with their physicians. Therefore we included an accompanying patient letter with your physician letter to help facilitate conversations between you and your patients.

The action that we initiated on March 15 has been difficult for everyone. No one wants to have to go through these actions or to be impacted by them. We understand this and apologize for the inconvenience we have caused. We understand the impact on all parties: physicians, the patients they serve, and our employees. The decisions that Boston Scientific has made and will continue to make are rooted in our commitment to comply with all Legal and Regulatory requirements, as well as our guiding principles of doing the RIGHT THING every day.

Many of you are probably wondering when Boston Scientific will be back on the market. We have to follow the applicable FDA approval process for manufacturing changes. Boston Scientific has filed for approval of the changes via a submission vehicle known as a “30-day Notice.” These submissions were made on March 15 and 16 and usually have a 30-day review period associated with them, meaning the FDA seeks to make a decision within 30 calendar days of receipt. We are acutely aware of the product gap you are experiencing, and we are working diligently to once again provide you with the devices you and your patients have come to value. What I can tell you at this time is that our team is in communication with the FDA and is working to resolve this situation as soon as possible. As you have also probably heard, FDA indicated last week that it is not taking steps to expedite review of our applications. It appears we will have to wait our turn in the queue. We certainly respect the FDA and its internal review processes.

Given the events of the past two weeks some physicians have expressed an interest in better understanding the future of Boston Scientific. At this point, I would like to turn the call over to Hank Kucheman, Executive Vice President and Group President of our Cardiology, Rhythm, and Vascular business to talk about our future and to solidify for you that Boston Scientific is the company you want to continue to partner with. Hank......

[Hank]

Thanks Ray. It is a pleasure to have the opportunity to speak with you today. Before I get into some of the details regarding the future of Boston Scientific, I’d like to give you a quick background on myself.

•	I have spent the last 20 years of my career in the cardiovascular medical device field. Before that, approximately 18 years split between the healthcare services and software and not-for-profit and for-profit provider industries.

•	On the personal side, my philosophy encompasses three key principals: 1. a “patient first” mindset every day, 2. trust always needs to be earned and 3. one never arrives...in other words always seek to improve and always do the right thing

In my brief comments, I’d like to provide some perspective on how we at Boston Scientific are going to recover from this situation. Before I do, let me reiterate that we are very sorry about the difficulty that these actions have caused for you and your patients. We are working around the clock to get this resolved and return these products to the market.

Initially I’d like to share some information about the financial health of Boston Scientific.

•	Boston Scientific is one of the world’s largest medical device companies, and our revenue base of more than $8 billion annually is sizable and stable.

•	We participate in large and growing markets that total more than $28 billion a year, and nearly all of them are larger than $1 billion.

•	We offer a diverse portfolio of market-leading products, and we are ranked first or second in market share in more than 75 percent of our markets.

•	We invest $1 billion annually in research and development, and we plan to maintain this level of investment. Our R&D efforts have consistently fueled a robust new product pipeline. In 2009, fully 42 percent of our revenue came from new products.

•	We have financial strength and flexibility, including exceptional cash flow. In less than three years, we have reduced our debt by more than a third, refinanced $2 billion in loan maturities and made significant progress toward achieving an investment grade profile.

Based on this profile, you should feel confident that Boston Scientific is on solid ground financially. We will weather this storm and will be here to support you and your patients for the long term.

As Ray mentioned at the onset of this call, I am leading our newly combined business, the Cardiology, Rhythm and Vascular Group, or CRV. As the name denotes, we have combined our Interventional Cardiology business with our CRM business (including our EP business), and with our peripheral intervention, neurovascular and imaging businesses. This combined entity represents almost 80% of Boston Scientific’s worldwide 2010 projected revenues and brings to bear the power of more than 9,000 employees.

So why are we doing this? It’s pretty simple, our industry is changing. There are more economic pressures at play, operating margins for all healthcare stakeholders are decreasing and restructuring is becoming more common. Layer on top of this the changes to the markets Boston Scientific serves, whether from a physician or regulatory perspective, and it is clear business-as-usual is not going to cut it.

So is CRV the answer? We think so. CRV not only preserves physician access to best-in-class products and services from our businesses, but by combining and aligning resources, Boston Scientific is proactively addressing market trends to better collaborate with physicians and hospital systems.

Some physicians I have talked with are skeptical. I hear comments like “This is just a cost-cutting exercise.” or “As a large company you will lose track of your roots as an innovator.” or “A consolidated sales force won’t provide me with the expertise I need.” or “This is just an economic bundle play; how does it benefit patient care?”

Let me address these perspectives and questions in order.

First, while it is true that the new structure will provide some cost reduction by streamlining our internal processes, these savings will be reinvested to power growth and enable us to define tomorrow, today. We are driving efficiency across the organization in order to free up resources to invest in high growth areas — areas of unmet clinical need such as AF, hypertension, and structural heart.

Second, I want to allay any concerns that we will lose our way as an innovator or specialized partner. We know CRV needs to continue our focus on driving innovation and clinical excellence. And, we plan to do so as evidenced by our $650 million planned 2010 CRV R&D spend targeted at putting the right tools and technologies into the hands of physicians.

Third, we will continue to have specialty-specific sales, marketing and clinical professionals as well as R&D programs. We have NO plans to create a “hybrid CV/CRM” sales model. We will continue to have specialty-specific professionals, contrary to what you may have heard from other sources.

Also, in terms of patient care benefit, knowing that today’s revascularization patient is potentially the ICD patient of tomorrow, we’ll be looking for appropriate ways to leverage our patient and physician education initiatives to help enable appropriate access to clinical therapy, and in doing so, improve the quality of patient care.

Although we are excited by the prospects that CRV represents, priority #1 RIGHT NOW is to work collaboratively with the FDA to return our HV products to market and rebuild our trust relationship with you. Once this is achieved, we will engage with you to help shape the CRV vision together. In this regard, I welcome the opportunity to work with you, and look forward to meeting many of you in the coming months.

Now, I would like to hand the call over to Dr. Ken Stein, Chief Medical Officer for CRM.

Ken......

[Ken]

Thanks, Hank. The actions that we have recently taken have generated questions among the physician community, and I have had many conversations with my peers over the past couple of weeks, and I’ve been asked a lot of fair questions. Ray, on behalf of the physician community I’d like to ask you the most common questions that I have been hearing in these conversations.

Q & A – Dr. Stein Moderates with Ray Elliott and Hank Kucheman

Product Communication Specifics

What steps are you taking to prevent these things from happening again?

•	All medical device companies are subject to FDA regulation. We have chosen to take an approach with both the FDA and physicians that we feel is both transparent and appropriate. Boston Scientific CRM is focused on patient care and patient outcomes. This commitment, combined with our commitment to transparency means we believe that if we know about a significant issue, then you should know about it and have full information about that issue.

•	The current action is not related to product quality or patient safety. It is a submission process error that we are working to correct. We are working to ensure that our submission process is enhanced and that this type of filing omission will not occur in the future.

Why then did you decide to take the actions you did?

•	I understand how frustrating these actions have been for physicians and patients. At Boston Scientific, we are committed to trying to do the RIGHT THING every day. In view of that guiding principle, we had an obligation to act quickly and decisively to comply with all regulatory requirements.

When do you expect to be back on the market?

•	All I can tell you right now is that we are working with the FDA to resolve this situation as soon as possible.

•	As I mentioned, we have filed our 30-day Notice submissions with the FDA, and are waiting our turn in the queue. We respect the FDA and its internal review processes.

Wasn’t Project Aurora supposed to prevent these types of problems from happening?

•	Project Aurora applied enhanced processes and standards to supplier management, manufacturing, and product development in 2006 and 2007. The philosophy of continuous improvement that grew out of Project Aurora is deeply embedded in CRM. The FDA filing errors, while disappointing, do not expose a gap in Aurora since there are no indications of any patient safety risk. A corrective and preventative action plan has been developed to ensure systematic changes are implemented to prevent this from happening again.

Overall Company Health

Can you share with us how this current product communication will affect Boston Scientific’s financial health? Do physicians need to be worried about the future of Boston Scientific?

•	As Hank mentioned, we are one of the largest medical device companies in the world with over $8 billion in revenue and a diverse portfolio of product lines. Our breadth in the cardiovascular space is unique among our competitors and will put us in a position to definitively lead in this space and to partner with physicians over the long term. We generate in excess of $100 million of free cash flow every month, and we have been paying down the debt incurred to acquire Guidant rapidly over the past several years. In December of last year, Standard and Poor’s increased their credit rating for Boston Scientific back to investment grade, concurrent with our highly successful $2 billion public bond offering. Our financial strength is substantial.

Physician/Hospital Concerns

What is Boston Scientific doing to help communicate with patients and to consistently communicate to physicians?

•	Boston Scientific CRM believes that the best outcomes are achieved when patients discuss this information with their physicians. On March 22, we wrote to our implanting and device following physicians. A patient letter was included within the physician mailing and may be distributed at the discretion of the physician, but will not be mailed directly to patients by Boston Scientific. The physician and patient letters are also available online. We are committed to remaining in close contact with physicians through our field sales representatives, and we will also communicate with you as soon as we have clearance from the FDA to resume sales of our ICD and CRT-D devices
        .

Here’s a question for Hank: In your new organization will my sales representative now support and service both CV and CRM product lines?

•	Contrary to what you may have heard from other sources, the answer to this question is an absolute NO! As I mentioned before, we intend to continue to have specialty-centric sales and marketing personnel. As a matter of standard practice, the combination of all CV and CRM products under a “hybrid” model is just NOT practical. For one, the breadth and depth of technical knowledge requirements are just too extensive. Might there be exceptions? Sure, and in these cases, the exception will most likely be a function of coverage in a remote location coupled with the competency of the Boston Scientific professional. But, as an overall strategy, the answer is a definite NO!

Looking Forward

Why should physicians have confidence in Boston Scientific?

•	We are positioned for both growth and success in the future across a wide variety of therapeutic areas.

•	We have a clear, compelling and executable strategy.

•	We have put our strongest leaders in key positions to help drive the execution of this strategy.

•	We are financially strong and committed to preserving our investment in innovative new technologies

•	But most of all, we choose to do the right thing every day, and that is the best strategy for patients, physicians and us.

Thanks, Ray.

Thank you Ken. And thanks to all of you who have joined us this morning. We certainly value this opportunity to speak directly to you. In closing, I would like to emphasize a few key points. First, the actions we took on March 15 were the result of an error in our submission process. They were not related to product quality or patient safety. Given our commitment to patient care and transparency, we believe our actions were appropriate and the RIGHT THING to do. We are working with the FDA to resolve this situation as soon as possible and working internally to correct our processes to avoid a similar situation in the future.

Second, I want to assure you that the future of Boston Scientific is promising. The strength of our new CRV group will allow us to better compete in a rapidly changing health care environment and offer the broadest service line for cardiovascular care.

Though we believe in the end the actions we took were the right thing to do, I understand very well the disruption this situation has caused you, and I want to reiterate my sincere apology. We have put you through a lot, and we are doing everything in our power to make sure it doesn’t happen again. You have been remarkably patient, and we are extremely grateful for that.

I want you to know that Hank, Ken and I are available in the days ahead to talk with you. If you have any concerns, please don’t hesitate to contact us. Thank you again for your time today and your continued support.